EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of December 1, 2018 (see Section 3a below), is by and among Alternus Energy Inc., a Nevada corporation (the “Company”) and Taliesin Durant, whose primary residence is located at [*] (the “Executive”).

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Nature of Employment.

a.	Duties and Responsibilities. Executive shall serve as the General Counsel of the Company during the term of this Agreement. Executive shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of the General Counsel, subject to the direction of the Company’s President and Chief Executive Officer, and the Company’s Board of Directors (the “Board”). Executive shall report to the Chief Executive Officer. Executive shall be based in the New England area and shall not be required to travel more often than she reasonably determines to be necessary to fulfill her duties hereunder.

b.	Other Business Activities. Executive will devote his time, attention and best efforts to the Company’s business on a full-time basis. Notwithstanding the foregoing, Executive shall be entitled to (i) serve on the Board of Directors of other companies, and (ii) participate in other professional and business activities as Executive may elect from time to time, in his sole discretion, provided that such activities do not violate Section 4 of this Agreement.

2.	Compensation.

a.	Salary. Executive’s salary shall be at an annual rate of one hundred twenty thousand dollars ($120,000), subject to normal withholding. Such salary shall be paid in substantially equal installments on the last day of each month.

b.	Bonus. Executive will be eligible to earn a bonus of up to 100% of Salary based on the Executive achieving certain milestone deliverables and the Company achieving specific operating objectives as set forth in the Exhibit A attached hereto and based on reasonable specific performance targets that shall be defined with the mutual agreement of the Executive and the President and Chief Executive Officer prior to December 31, 2018. The Bonus period will commence on January 1, 2019 for the financial year 2019. Any Bonus amount earned for each financial year will be payable on March 31 of the following year. The Parties agree that such Bonus can be paid over a longer period (jointly agreed) if the Company has insufficient cash resources to make a full payment at the time it is due. Any unpaid amount will be carried forward as a payable to the Executive.

c.	Stock. Executive shall be entitled to receive one million (1,000,000) shares of restricted common stock through the Company’s Stock Incentive Plan. In addition, Executive will also be eligible to earn an additional one million (1,000,000) shares of restricted common stock through the Company’s Stock Incentive Plan, based on the Executive achieving certain milestone deliverables and the Company achieving specific operating objectives as set forth in the Exhibit A attached hereto, and based on reasonable specific performance targets that shall be defined with the mutual agreement of the Executive and the President and Chief Executive Officer prior to December 31, 2018.

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d.	Vacation. Executive shall be entitled to receive four weeks of paid vacation annually. Executive may schedule his vacations at his discretion so long as the timing of such vacations does not interfere with his responsibilities to the Company. Executive shall also be entitled to five paid sick days annually, and paid US holidays as per the Company plan. Vacation time must be taken within the year following accrual; No more than five days of accrued vacation may be carried over to the next year.

e.	Benefits. The Company does not currently offer any medical, dental or other employee benefit programs to any of its employees. Executive shall be entitled to enroll in any employee benefit plans that the Company creates. Executive will be eligible to participate in all future employee benefit programs.

f.	Expenses. The Company shall reimburse Executive for all reasonable business‑related expenses incurred by Executive in connection with his employment with the Company, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer executives of the Company.

3.	Term and Termination and Termination Payments.

a.	Term. This Agreement is contingent upon the approval of the Company’s Board of Directors. If such approval by the Board of Directors is obtained, then the Agreement shall commence on the first day of December, 2018, and continue for thirty six (36) months (Initial Term). After the Initial Term, the Agreement automatically renews month to month thereafter.

b.	Termination.

i.	By Death. Executive's employment with the Company shall terminate automatically upon Executive's death.

ii.	By Disability. The Company may terminate Executive's employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered "disabled" if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties due to a mental or physical illness for a period of 180 days in the aggregate in any 12‑month period.

iii.	For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence.

iv.	By Executive. If Executive terminates this Agreement for any reason during the Initial Term, all Company stock issued to the Executive as of the termination date shall automatically be returned to the Company. Executive agrees to execute whatever documentation may be necessary to return the stock to the Company.

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c.	Obligations of Executive on Termination.

i.	Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined in this Agreement, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

ii.	Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

iii.	Executive acknowledges and agrees that Executive will comply with all of the surviving terms of this Agreement, specifically including, but not limited to, Sections 4 through 7 of this Agreement.

d.	Obligations of the Company on Termination.

i.	For Any Reason. Upon termination of this Agreement for any reason, the Company's obligations to Executive under this Agreement shall include (a) the prorated payment of Executive's salary through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus or incentive payments due Executive, if any, at the time of termination under any bonus or incentive plans in which Executive participated prior to termination; (c) the payment of any unused accrued vacation through the date of termination; and (d) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company's policies as set forth in paragraph 2.e. of this Agreement and that were not reimbursed by the Company at the time of the termination of this Agreement.

ii.	Death or Disability. If Executive's employment is terminated by reason of Executive's death or disability, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraph 3(d)(i) this Agreement.

iii.	Without Cause. If Executive's employment is terminated by the Company without Cause during the Initial Term, this Agreement shall terminate and the Company shall pay to the Executive severance pay equal to six months base salary. This severance payment is not in addition to the advance notice requirement in accordance with Section 3.e. below.

iv.	For Cause. If Executive's employment is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraphs 3(d)(i) and 2(e) of this Agreement.

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e.	Termination by either Party. After the Initial Term, either Party may terminate this Agreement for any reason upon sixty (60) days prior written notice.

f.	Termination Payments. In the event of any termination of this Agreement pursuant to Section 3.b.iii hereof, then the Company shall have no further payment obligations to Executive hereunder, except for wages and benefits accrued to date and/or provided by applicable law.

4.	Agreement Not to Compete.

a.	During the Non-Competition Period (as hereinafter defined), the Executive shall not in any manner, directly, including through entities controlled by such Executive (i) engage or participate in a business, or otherwise perform services for third parties which are competitive with those performed by the Company, or any parent, subsidiary or other affiliate of the Company (a “Company Affiliate”), with respect to a business (“Competitive Services”), or (ii) own or operate any business which engages or participates in the same or similar business or businesses conducted by the Company or Company Affiliate which performs Competitive Services. Executive shall be deemed to be engaged in the Business or performing Competitive Services if the Executive engages in such business or performs such services directly, whether for the Executive’s own account or for that of another person, firm or corporation, or whether as a stockholder, principal, partner, member, agent, investor, proprietor, director, officer, employee or consultant, except as an employee, director or consultant of the Company or a Company Affiliate; provided, however, that the Executive may hold an investment of no more than 5% of the equity securities of any publicly traded entity without violating this Agreement. For the purposes of this Agreement, the “Non-Competition Period” shall mean a period of six months following the termination of Executive’s employment or consultant relationship with the Company, or any current or future Company Affiliate.

5.	Non-Solicitation. During the Non-Solicitation Period (as hereinafter defined), Executive will not influence or attempt to influence customers of the Company or a Company Affiliate to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period (as hereinafter defined), the Executive shall not in any manner solicit or hire any employees or consultants of the Company, or any Company Affiliate, which shall include employees or consultants: (i) with continuing contracts with the Company or a Company Affiliate; (ii) retained, employed or engaged by the Company or a Company Affiliate but without continuing contracts; or (iii) whose contracts expire or otherwise terminate for any reason preceding or following the first day of the Non-Solicitation Period. During the Non-Solicitation Period, Executive will not influence or attempt to influence any customers or suppliers of the Company, or other third parties doing business with of the Company, to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period, Executive will not disrupt, damage, impair, or interfere with the business of the Company in any way. Executive further agrees not to make any negative or disparaging statements about the Company, its affiliates, employees or representatives to any third party. For the purposes of this Agreement, the “Non-Solicitation Period” shall mean a period of two (2) years following the termination of the Executive’s employment or consultant relationship with the Company, or any current or future Company Affiliate.

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6.	Confidential Information. Executive acknowledges and agree that his employment with Company is conditioned upon your execution of a separate Confidentiality Agreement in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”) which prohibits the unauthorized use or disclosure of Company’s confidential information. Executive agrees that he will comply with the provisions of that Confidentiality Agreement. Executive further agrees that Company may change or amend its Confidentiality Agreement from time to time in its discretion. Executive agrees to sign any amended Confidentiality Agreement(s) which may be issued by Company as a condition of his continued employment with Company.

7.	Covenant to Report; Ownership of Trade Secrets and other Intellectual Property.

a.	All written materials, records and documents made by the Executive or coming into his possession during the course of his employment by Company concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of his employment or upon the request of the Company, the Executive shall promptly deliver the same to the Company.

b.	Executive agrees that any trade secret, invention, improvement, patent, patent application, or writing, and any program, system, or novel technique, whether or not capable of being trademarked, copyrighted or patented), obtained by Executive in the course of employment with the Company, and relating to the business, property, methods or customers of the Company, shall be and become the property of the Company, and Executive hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Executive agrees to give the Company prompt written notice of his acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique and to execute such instruments or transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectable rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

8.	Arbitration:

a.	Arbitrable Claims. The following claims are covered by this arbitration provision (“Arbitrable Claims”): any and all claims for wages or other compensation; any and all contract or tort claims; any and all claims arising from or related to your employment or the termination of your employment with Company; and any and all claims for discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic. You and Company agree to settle by final and binding arbitration all such Arbitrable Claims that Company may have against you or that you may have against Company or against any of its related entities, or against any then current or former officer, director, employee or agent of Company, in their capacity as such or otherwise. If this arbitration provision is held to be void or unenforceable with respect to a particular claim or class of claims, that fact shall not affect the validity or enforceability of the arbitration provisions with respect to any other claim or class of claims. YOU AND COMPANY ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU AND COMPANY HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

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b.	Procedure. All Arbitrable Claims shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made. Such arbitration shall be filed with the AAA and shall be heard in New York. The arbitrator shall apply, as applicable, federal or New York substantive law and law of remedies. New York Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Either you or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.

9.	No Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or delegate any responsibilities hereunder without the prior written consent of the Company.

10.	Waiver or Modification. No provision of this Agreement may be modified, amended, or waived unless in writing and signed by you and Company. A waiver of any one provision shall not be deemed to be a waiver of any other provision.

11.	Survival. It is the express intention and agreement of the parties hereto that the provisions of this Agreement that are intended to survive the ending of your employment shall survive the ending of your employment.

12.	Severability. Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

13.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York.

14.	Entire Agreement. This Agreement and the Confidentiality Agreement which you will be required to sign as a condition of your employment constitute the complete understanding between you and Company concerning the terms of your employment. All prior representations, agreements, arrangements and understandings between or among you and representatives of Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

15.	Executive acknowledges that he has read and understands this Agreement, and agrees that he has freely and voluntarily entered into this Agreement without duress or undue influence imposed on him of any kind.

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IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement by their duly authorized representatives on the dates set forth below.

AGREED: Alternus Energy Inc.		EXECUTIVE:

By:	/s/ Vincent Browne	By:	/s/ Taliesin Durant
Name:	Vincent Browne		Taliesin Durant
Title:	CEO
Date:	November 28, 2018	Date:	November 28, 2018

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EXHIBIT A

Milestone Deliverables and specific Operating Objectives for Bonus and Additional Stock Awards

To be agreed prior to December 31, 2018. Such salary shall be paid in substantially equal installments on the last day of each month.

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